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                                                                      EXHIBIT 21

                                  SUBSIDIARIES

Subsidiary                                         Jurisdiction of Incorporation
----------                                         -----------------------------
Knowledge Discovery One, Inc.                      Delaware
Net Perceptions Limited                            United Kingdom